Exhibit 4.4

THIRTEENTH SUPPLEMENTAL INDENTURE

BETWEEN

DOMINION ENERGY, INC.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

SERIES TRUSTEE

DATED AS OF MAY 18, 2017

2.579% JUNIOR SUBORDINATED NOTES DUE 2020

(formerly designated 2014 Series A 1.50% Remarketable Subordinated Notes due 2020)

i

THIRTEENTH SUPPLEMENTAL INDENTURE

THIS THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of May 18, 2017 (the “Thirteenth Supplemental Indenture”), is between DOMINION ENERGY, INC. (formerly Dominion Resources, Inc.), a Virginia corporation, having its principal office at 120 Tredegar Street, Richmond, Virginia 23219 (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee of the series of Securities established by the Sixth Supplemental Indenture (hereinafter defined), having a corporate trust office at 60 Wall Street, 16th Floor, New York, New York 10005 (herein called the “Series Trustee”).

WHEREAS, the Company has heretofore entered into a Junior Subordinated Indenture II, dated as of June 1, 2006, between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.) (the “Original Trustee”), as supplemented and amended by the Third Supplemental and Amending Indenture, dated as of June 1, 2009 (as so amended, the “Base Indenture”), among the Company, the Original Trustee and the Series Trustee;

WHEREAS, the Base Indenture is incorporated herein by this reference and the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture dated as of June 1, 2014 between the Company and the Series Trustee (the “Sixth Supplemental Indenture”), as supplemented and amended by this Thirteenth Supplemental Indenture, and as may be hereafter supplemented or amended from time to time in accordance herewith and therewith, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Base Indenture and the terms of such series may be described by a supplemental indenture executed by the Company and the Series Trustee;

WHEREAS, pursuant to the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture, the Company created a new series of Securities designated as the 2014 Series A 1.50% Remarketable Subordinated Notes due 2020 (the “Series A Notes”) and appointed the Series Trustee as Trustee under the Base Indenture with respect to such series of Securities;

WHEREAS, a Successful Remarketing of the Series A Notes has been conducted pursuant to the Remarketing Agreement (as defined herein) and the Reset Rate has been established in connection with such Successful Remarketing as 2.579% per annum;

WHEREAS, Section 10.1 of the Base Indenture and Section 8.1 of the Sixth Supplemental Indenture provide for the Company and the Series Trustee to enter into an indenture supplemental to the Base Indenture to make provision in regard to matters arising under the Base Indenture or any supplemental indenture, including the Sixth Supplemental Indenture; provided, however, that such action shall not adversely affect the interest of the holders of Securities of any series in any material respect;

WHEREAS, Section 8.1 of the Sixth Supplemental Indenture further provides for the Company and the Series Trustee to, without the consent of any holder of the Series A Notes, modify the form and terms of the Series A Notes in connection with a successful remarketing in a manner consistent with Section 9.4 of the Sixth Supplemental Indenture and amend the Series A Notes and Sixth Supplemental Indenture to conform the terms thereof to certain specified descriptions thereof contained in the preliminary prospectus supplement dated June 24, 2014 for the Series A Notes, as supplemented by any free writing prospectus used in connection with the offering of the Equity Units;

WHEREAS, the Company has requested that the Series Trustee execute and deliver this Thirteenth Supplemental Indenture, and all requirements necessary to make this Thirteenth Supplemental Indenture a valid instrument in accordance with its terms, have been performed, and the execution and delivery of this Thirteenth Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

RELATION TO INDENTURE; ADDITIONAL DEFINITIONS

1.1 Relation to Indenture. This Thirteenth Supplemental Indenture constitutes an integral part of the Base Indenture, and supplements and amends the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture, solely with respect to the Series A Notes. To the extent of any inconsistency between this Thirteenth Supplemental Indenture and the Base Indenture or the Sixth Supplemental Indenture, this Thirteenth Supplemental Indenture shall govern.

1.2 Additional Definitions. For all purposes of this Thirteenth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture as supplemented and amended by the Sixth Supplemental Indenture, or, if not defined in the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture, in the Purchase Contract and Pledge Agreement;

(b) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(c) all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;

(d) a reference to a Section or Article is to a Section or Article of this Thirteenth Supplemental Indenture unless otherwise stated;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Thirteenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(f) headings are for convenience of reference only and do not affect interpretation;

“Corporate Trust Office of the Series Trustee” means the office of the Series Trustee at which at any particular time its corporate trust business with respect to the series of Securities herein described shall be principally administered, which office at the date of original execution of this Thirteenth Supplemental Indenture is located at 60 Wall Street, 16th Floor, New York, New York 10005, Attention: Corporates Team – Dominion Energy.

“Junior Subordinated Notes” shall have the meaning specified in SECTION 2.1.

“Remarketed Notes” means, with respect to the 2017 Successful Remarketing, the $1,000,000,000 aggregate principal amount of Series A Notes underlying the Pledged Applicable Ownership Interests in Notes as identified to the Remarketing Agents by the Purchase Contract Agent pursuant to the terms of the Purchase Contract and Pledge Agreement. There were no Separate Notes subject to the Remarketing.

“Remarketing Agents” means Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Remarketing Agents appointed by the Company, pursuant to the Remarketing Agreement.

“Remarketing Agreement” means the Remarketing Agreement, dated as of March 17, 2017, between the Company, the Purchase Contract Agent and the Remarketing Agents, as the reset agents and the remarketing agents, for the remarketing of up to $1,000,000,000 aggregate principal amount of the Series A Notes.

“2017 Successful Remarketing” means the Successful Remarketing conducted by the Remarketing Agents pursuant to the Remarketing Agreement, with a Remarketing Settlement Date of even date herewith.

The terms “Company,” “Original Trustee,” “Series Trustee,” “Base Indenture,” “Sixth Supplemental Indenture,” and “Indenture” shall have the respective meanings set forth in the recitals to this Thirteenth Supplemental Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE SERIES A NOTES

2.1 Designation and Principal Amount. The Series A Notes are hereby re-designated as a series of Securities to be known as the 2.579% Junior Subordinated Notes due 2020 (the “Junior Subordinated Notes”), with such series limited in principal amount to $1,000,000,000. All references to the Series A Notes in the Sixth Supplemental Indenture, the form of Series A Note attached as Exhibit A thereto and each outstanding Series A Note, including, without limitation, the references to the Series A Notes in Sections 2.5(b), 2.7, 8.1 and 9.4(b) of the Sixth Supplemental Indenture as such sections are amended hereby, shall be deemed to be references to the Junior Subordinated Notes following the re-designation effected by this Thirteenth Supplemental Indenture.

2.2 Modified Terms. The parties hereto acknowledge that as a result of the 2017 Successful Remarketing, the terms of the Junior Subordinated Notes are, effective as of the date hereof, the modified terms provided for in Section 9.4 of the Sixth Supplemental Indenture and that the Reset Rate is 2.579%.

2.3 Amendment of the Sixth Supplemental Indenture.

(a) Section 2.7 of the Sixth Supplemental Indenture is hereby amended by deleting the introductory phrase “Prior to the Purchase Contract Settlement Date.” As so amended, Section 2.7 shall state: “The provisions of Section 12.5 of the Base Indenture shall not apply to the Series A Notes.” The corresponding statement on the Reverse of Note included in the Form of Series A Note attached to the Sixth Supplemental Indenture as Exhibit A and in each outstanding Series A Note is also so amended hereby.

(b) Section 2.9 of the Sixth Supplemental Indenture is hereby amended by revising the third sentence to read as follows: “Upon receipt of such confirmation, the Series Trustee shall either (i) increase the principal amount of a Global Note held by the Series Trustee in an amount equal to the Reduced Principal Amount by an endorsement made by the Series Trustee on such Global Note to reflect such increase or (ii) in the event of a Successful Remarketing, authenticate and deliver new global notes issued in the form attached as Exhibit A hereto in an aggregate principal amount equal to the Reduced Principal Amount.”

(c) Section 8.1 of the Sixth Supplemental Indenture is hereby amended by revising the final sentence to read as follows: “Notwithstanding anything to the contrary in the Base Indenture, Section 10.1(i) of the Base Indenture will not apply to the Series A Notes.”

(d) Exhibit A to the Sixth Supplemental Indenture is hereby further amended by replacing all references to “Dominion Resources, Inc.” with references to “Dominion Energy, Inc.” and by replacing the CUSIP No. and ISIN No. specified therein with “25746U CT4” and “US25746UCT43,” respectively.

ARTICLE III

FORM OF JUNIOR SUBORDINATED NOTE

3.1 Form of Junior Subordinated Note. The Junior Subordinated Notes and the Series Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached to the Sixth Supplemental Indenture as Exhibit A, as amended hereby, except that the designation of the Securities set forth on such form may, but need not, be revised to refer to the new designation of the Junior Subordinated Notes provided for in SECTION 2.1 hereof and the form may, but need not, be revised to reflect such further changes as are necessary or desirable to reflect the occurrence of the 2017 Successful Remarketing.

ARTICLE IV

MISCELLANEOUS

4.1 Ratification of Indenture; Thirteenth Supplemental Indenture Controls. The Base Indenture, as supplemented and (solely for purposes of the Series A Notes) amended by the Sixth Supplemental Indenture, as supplemented and amended by this Thirteenth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture, in the manner and to the extent herein and therein provided. The provisions of this Thirteenth Supplemental Indenture shall supersede the provisions of the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture, to the extent the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture, is inconsistent herewith.

4.2 Recitals. The recitals herein contained are made by the Company only and not by the Original Trustee or the Series Trustee, and neither the Original Trustee nor the Series Trustee assumes any responsibility for the correctness thereof. Neither the Original Trustee nor the Series Trustee makes any representation as to the validity or sufficiency of this Thirteenth Supplemental Indenture. All of the provisions contained in the Base Indenture, as supplemented and amended by the Sixth Supplemental Indenture, in respect of the rights, powers, privileges, protections, duties and immunities of the Original Trustee shall be applicable, but only to the Series Trustee in respect of the Junior Subordinated Notes and of this Thirteenth Supplemental Indenture (to the extent relating to the Junior Subordinated Notes) as fully and with like effect as if set forth herein in full.

4.3 Governing Law. This Thirteenth Supplemental Indenture and each Junior Subordinated Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to the conflicts of law principles thereof.

4.4 Separability. In case any one or more of the provisions contained in this Thirteenth Supplemental Indenture or in the Junior Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Thirteenth Supplemental Indenture or of the Junior Subordinated Notes, but this Thirteenth Supplemental Indenture and the Junior Subordinated Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

4.5 Counterparts. This Thirteenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Thirteenth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Thirteenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Thirteenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed as of the date first above written.

DOMINION ENERGY, INC.

By:	/s/ James R. Chapman
	Name:	James R. Chapman
	Title:	Senior Vice President – Mergers & Acquisitions and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Series Trustee

By:	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President

By:	/s/ Nigel W. Luke
	Name:	Nigel W. Luke
	Title:	Vice President